Exhibit 99.1

F.N.B. Corporation Announces Anchor Investment in SBIC

Pittsburgh, PA — September 5, 2013 - F.N.B. Corporation (NYSE: FNB) today announced the successful launch of F.N.B. Capital Partners, LP (FNBCP), a Small Business Investment Company (SBIC) licensed by the U.S. Small Business Administration (SBA). FNBCP will engage in mezzanine financing and private equity investments in middle market companies.

FNBCP’s principals include Stephen J. Gurgovits, Jr., Matthew L.T. Harnett and Tyson S. Smith, former employees of F.N.B. Capital Corporation, LLC, a wholly-owned merchant banking subsidiary of F.N.B. Corporation. Collectively, the FNBCP team has 35 years of experience making and managing private equity and mezzanine debt investments, including the investment of over $250 million in more than 40 different companies.

The SBIC Fund will target investment opportunities of up to $10 million across a broad spectrum of industries. FNBCP’s focus will be to invest in qualifying companies to stimulate their growth and corresponding job creation. FNBCP will invest principally in companies within the eastern United States.

In addition to anchor investor F.N.B. Corporation, the SBIC Fund’s investors include five regional banks, a pension fund and several high net worth individuals.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Hermitage, Pennsylvania, is a regional diversified financial services company operating in six states and three major metropolitan areas including Pittsburgh, PA, where it holds the number three retail deposit market share, Baltimore, MD and Cleveland, OH. The Company has total assets of $12.6 billion and more than 250 banking offices throughout Pennsylvania, Ohio, West Virginia and Maryland. F.N.B. provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network, which is led by its largest affiliate, First National Bank of Pennsylvania. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, asset based lending, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. F.N.B.’s wealth management services include asset management, private banking and insurance. The Company also operates Regency Finance Company, which has more than 70 consumer finance offices in Pennsylvania, Ohio, Kentucky and Tennessee.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation web site at www.fnbcorporation.com.

About F.N.B. Capital Partners, LP
F.N.B. Capital Partners, LP is a pooled fund of committed capital licensed by the Small Business Administration as a Small Business Investment Company (SBIC) Fund. The Fund, headquartered in Pittsburgh, PA, invests $3 million to $10 million per transaction. The Fund specializes in providing mezzanine debt, subordinated notes, private equity and other types of financial capital to small and medium size commercial enterprises for the purposes of recapitalizations, buyouts, generational transitions, mergers and acquisitions and other growth capital.  For more information, please visit www.fnbcp.com.

Media Contact
Kathy Hammons, Communications & PR Manager
724-983-3303
Hammons@fnb-corp.com

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